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                                                                       Exhibit 5


               NONRECOURSE PROMISSORY NOTE AND SECURITY AGREEMENT

$132,750.00                                                        March 3, 2000

      FOR VALUE RECEIVED, Eric R. Giler, who resides at [address omitted] (hereinafter referred to as the Employee), hereby promises to pay to the order of Brooktrout, Inc., a Massachusetts corporation with its principal place of business at 410 First Avenue, Needham, Massachusetts 02494 (hereinafter referred to as the Company), the principal amount of One Hundred Thirty Two Thousand Seven Hundred Fifty Dollars and ($132,750.00) subject to the terms and conditions set forth herein.

      1. Purpose and Authority. This Promissory Note and Security Agreement (the
Note) is entered into for the purpose of financing the Employees exercise of options with respect to 11,250 shares of common stock of the Company (the Shares) pursuant to and subject to the terms and conditions of (i) the Company's policy on loans to executive officers, and (ii) the 1992 Stock Incentive Plan, as amended from time to time.

      2. Security. The Employee hereby grants the Company a security interest in 11,250 Shares (hereinafter referred to as the Collateral Shares) and in any and all distributions and dividends which may from time to time be, paid or payable on the Collateral Shares from and after the date hereof. Employee agrees to take all such actions and execute all such documents as may from time to time be reasonably requested by the Company to perfect and maintain the validity and priority of any security interest granted to the Company pursuant to this Note. Employee also agrees that a carbon, photographic or other reproduction of this Promissory Note and Security Agreement may be filed as a financing statement to the extent that the Company determines that such filing is necessary for the Company to establish or maintain its security interest in the Collateral Shares.

      3. Maturity. The entire principal balance shall be due and payable on or before 10/18/09 (the Maturity Date).

      4. Interest. The Note will bear no interest.

      5. Prepayment. The Employee may prepay the whole or any part of the principal amount of this Note from time to time without premium or penalty. In the event the Employee prepays any part of the principal amount of this Note, the number of Collateral Shares shall be proportionately reduced.

      6. Payment.

            (a) The Employee shall pay the entire outstanding balance of this Note on or before the earlier of:

                  (i) that date which is ninety (90) days after termination of the Employees employment with the Company; or

                  (ii) the Maturity Date.
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            (b) The Employee may, at his election, pay the entire outstanding balance of this Note by either (i) cash payment or (ii) irrevocably tendering to the Company all of the remaining Collateral Shares, regardless of the value of the remaining Collateral Shares at such time. The Company and the Employee agree that in the event the Employee makes payment pursuant to this Section 6(b)(ii), the entire outstanding balance of this Note shall be deemed to be equal to the value of the remaining Collateral Shares.

            (c) If the Employee fails to pay the outstanding balance of this Note at the time such outstanding balance is due and payable, the Company may, except as otherwise provided herein, exercise the rights and remedies accorded a secured party by the Uniform Commercial Code as enacted in the Commonwealth of Massachusetts.

      7. Nonrecourse. Except as specifically provided with respect to the Collateral Shares, this Note shall be without recourse against the Employee or his assets. The Company and the Employee agree that the Employee shall have no personal liability for any deficiency which may arise upon a foreclosure and sale or other disposition of the Collateral Shares.

      8. Modification. Neither this Note nor any provision hereof may be modified, altered, or amended in any manner or form except by an agreement in writing, executed by a duly authorized officer of the Company and the Employee, which writing shall make specific reference hereto.

      9. Transfer by Employee. Employee will not sell, assign, transfer or otherwise dispose of, directly or indirectly, nor grant any option with respect to, or pledge or grant any security interest in or otherwise encumber any of the Collateral Shares or any interest therein, except for the security interest provided for in this Note.

      10. Severability. If for any reason any provision or provisions hereof are determined to be invalid, unenforceable or contrary to any existing or future law, such invalidity or unenforceability shall not impair the operation or affect those portions of this Note which are valid.

      11. Limitations by Law. All agreements between the Employee and the Company are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of the indebtedness or otherwise, shall the amount paid or agreed to be paid to the holder for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the holder is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve payments exceeding such amount, then the obligation to be fulfilled shall automatically be reduced to the limit of such maximum amount. As used herein, the term Applicable law shall mean the law in effect as of the date hereof. This provision shall control every other provision of this Note.

      12. Governing Law. The execution, delivery and performance of this Note shall be governed by, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to conflicts of laws principles, and each of the parties


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consents to the non-exclusive jurisdiction of all of the federal and state courts in the Commonwealth of Massachusetts.

      13. Waivers. The failure of the Company at any time to exercise any option or right hereunder shall not constitute a waiver of the Company's right to exercise such option or right at any other time.

      IN WITNESS WHEREOF, this Note has been executed and delivered as a sealed instrument as of the date first set forth above.

                                                        /s/ Eric R. Giler
                                               ---------------------------------
                                                          Eric R. Giler




Executed, sealed and delivered in the
presence of:

      /s/ Robert C. Leahy
---------------------------------
Name of Witness:  Robert C. Leahy


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